Exhibit 4.2

EXECUTION VERSION

SECOND SUPPLEMENTAL INDENTURE

Dated as of July 26, 2021

Supplementing that Certain

INDENTURE

Dated as of September 2, 2020

Among

ROYALTY PHARMA PLC,

ROYALTY PHARMA HOLDINGS LTD.

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

2.150% Senior Notes due 2031

3.350% Senior Notes due 2051

TABLE OF CONTENTS

		PAGE
ARTICLE 1

ISSUANCE OF SECURITIES

Section 1.01.	Issuance of Notes; Principal Amount; Maturity; Title	4
Section 1.02.	Interest	5
Section 1.03.	Payment	6
Section 1.04.	Relationship with Base Indenture	6

ARTICLE 2

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 2.01.	Definitions	6

ARTICLE 3

SECURITY FORMS

Section 3.01.	Form Generally	13
Section 3.02.	Form of Note	13

ARTICLE 4

REMEDIES

Section 4.01.	Events of Default	25

ARTICLE 5

REDEMPTION OF SECURITIES

Section 5.01.	Optional Redemption	25
Section 5.02.	Optional Tax Redemption	26

ARTICLE 6

PARTICULAR COVENANTS

Section 6.01.	Liens	27
Section 6.02.	Obligation to Offer to Repurchase Upon a Change of Control Triggering Event	27
Section 6.03.	Financial Reports	29
Section 6.04.	Sale Leaseback Transactions	30
Section 6.05.	Additional Amounts	30
Section 6.06.	International Stock Exchange	32

i

ARTICLE 7

SUPPLEMENTAL INDENTURES

Section 7.01.	Supplemental Indentures without Consent of Holders of Notes	33
Section 7.02.	Supplemental Indentures with Consent of Holders of Notes	33

ARTICLE 8

DEFEASANCE

Section 8.01.	Covenant Defeasance	35

ARTICLE 9

MISCELLANEOUS

Section 9.01.	Execution as Supplemental Indenture	35
Section 9.02.	Not Responsible for Recitals or Issuance of Notes	36
Section 9.03.	Separability Clause	36
Section 9.04.	Successors and Assigns	36
Section 9.05.	Execution and Counterparts	36
Section 9.06.	Governing Law	36
Section 9.07.	Submission to Jurisdiction	36
Section 9.08.	Waiver of Immunity	37
Section 9.09.	Jury Trial Waiver	37

ii

EXECUTION VERSION

This Second Supplemental Indenture, dated as of July 26, 2021 (this “Second Supplemental Indenture”), among Royalty Pharma plc, an English public limited company incorporated under the laws of England and Wales, having its principal office at 110 East 59th Street, New York, NY 10022 (the “Company”), Royalty Pharma Holdings Ltd. (the “Initial Guarantor”) and Wilmington Trust, National Association, as Trustee under the Base Indenture (as hereinafter defined) and hereunder (the “Trustee”), supplements that certain Indenture, dated as of September 2, 2020, among the Company, the Initial Guarantor and the Trustee (the “Base Indenture” and subject to Section 1.04 hereof, together with this Second Supplemental Indenture, the “Indenture”) with respect to the Notes (as hereinafter defined).

RECITALS OF THE COMPANY

The Company and the Initial Guarantor have heretofore executed and delivered to the Trustee the Base Indenture providing for the issuance from time to time of one or more series of the Company’s senior unsecured debt securities (herein and in the Base Indenture called the “Securities”), the forms and terms of which are to be determined as set forth in Sections 201 and 301 of the Base Indenture, and the Guarantees thereof by the Initial Guarantor.

Section 901 of the Base Indenture provides, among other things, that the Company, the Guarantors and the Trustee may enter into indentures supplemental to the Base Indenture for, among other things, the purposes of (a) establishing the form or terms of Securities of any series as permitted by Sections 201 and 301 of the Base Indenture and (b) adding to or changing any of the provisions to the Base Indenture in certain circumstances.

The Company desires to create two series of Securities designated as its 2.150% Senior Notes due 2031 (the “2031 Notes”) and the 3.350% Senior Notes due 2051 (the “2051 Notes”) pursuant to the terms of this Second Supplemental Indenture.

The Company has duly authorized the execution and delivery of this Second Supplemental Indenture and the Notes to be issued from time to time, as provided for in the Indenture.

The Initial Guarantor has duly authorized its Guarantee of the Notes and to provide therefor the Initial Guarantor has duly authorized the execution and delivery of this Second Supplemental Indenture.

All things necessary have been done to make this Second Supplemental Indenture a valid and legally binding agreement of the Company, in accordance with its terms and to make the Notes, when executed by the Company and authenticated and delivered by the Trustee under the Indenture and duly issued by the Company, the valid and legally binding obligations of the Company.

All things necessary have been done to make the Guarantees, upon execution and delivery of this Second Supplemental Indenture, the valid and legally binding obligations of each Guarantor and to make this Second Supplemental Indenture a valid and legally binding agreement of each Guarantor, in accordance with its terms.

ARTICLE 1

ISSUANCE OF SECURITIES

Section 1.01. Issuance of Notes; Principal Amount; Maturity; Title.

(a) On July 26, 2021, the Company shall issue and deliver to the Trustee, and the Trustee shall authenticate, the Initial Notes substantially in the form set forth in Section 3.02 below, in each case with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Base Indenture and this Second Supplemental Indenture, and with such letters, numbers, or other marks of identification and such legends or endorsements placed thereon as may be required to comply with applicable tax laws or the rules of any securities exchange or Depositary therefor or as may, consistently herewith, be determined by the Officer executing such Notes, as evidenced by the execution of such Notes.

(b) Pursuant to the terms hereof and Sections 201 and 301 of the Base Indenture, the Company hereby creates two series of Securities designated as the “2.150% Senior Notes due 2031,” and “3.350% Senior Notes due 2051” of the Company (the 2031 Notes and the 2051 Notes are collectively referred to herein as the “Notes” and include both the Initial Notes of such series and the Additional Notes of such series), which Notes shall be deemed “Securities” for all purposes under the Base Indenture.

(c) The Initial Notes to be issued pursuant to the Indenture shall be issued on the date hereof and initially limited in aggregate principal amount to $600,000,000 of the 2031 Notes and $700,000,000 of the 2051 Notes and shall mature on the applicable Stated Maturity, unless the Notes are redeemed prior to that date as described in Article 5 or repurchased prior to that date as described in Section 6.02 of this Second Supplemental Indenture or otherwise. The aggregate principal amount of Initial Notes Outstanding at any time may not exceed $600,000,000 for the 2031 Notes and $700,000,000 for the 2051 Notes, except for Notes issued, authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes of the series pursuant to Sections 304, 305, 306, 905 or 1107 of the Base Indenture and except for any Notes which, pursuant to Section 303 of the Base Indenture, are deemed never to have been authenticated and delivered.

(d) The Company may without the consent of the Holders, issue additional Notes hereunder as part of the same applicable series and on the same terms and conditions (and having the same Guarantors) and with the same CUSIP, ISIN and Common Code numbers as the Initial Notes of such series initially issued, but may be offered at a different offering price or have a different issue date, initial interest accrual date or initial Interest Payment Date (“Additional Notes”); provided that if any such Additional Notes are not fungible with the previously outstanding Notes of the relevant series for U.S. federal income tax purposes or U.S. securities law, such Additional Notes will not have the same CUSIP, ISIN or other identifying number as the outstanding Notes of that series.

(e) The Notes shall be issued only in fully registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

Section 1.02. Interest.

(a) Interest on a Note will accrue at the per annum rate of 2.150% for the 2031 Notes and 3.350% for the 2051 Notes, from and including the date specified on the face of such Note to, but excluding, the date on which the principal thereof is paid, deemed paid, or made available for payment and, in each case, will be paid on the basis of a 360-day year of twelve 30-day months.

(b) The Company shall pay interest on the Notes semi-annually in arrears on March 2 and September 2 of each year (each, an “Interest Payment Date”), commencing March 2, 2022.

(c) Interest shall be paid on each Interest Payment Date to the registered Holders of the Notes as of the close of business on the Regular Record Date.

(d) Amounts due on the Stated Maturity or earlier Redemption Date or repurchase date (pursuant to Section 6.02 of this Second Supplemental Indenture) of the Notes will be payable at the corporate trust office of the Trustee, initially at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890, Attention: Royalty Pharma Notes Administrator, except as otherwise provided in the Notes. The Company shall make payments of principal, premium, interest, Redemption Price or Repurchase Price in respect of the Notes in book-entry form to DTC in immediately available funds, while disbursement of such payments to owners of beneficial interests in Notes in book-entry form will be made in accordance with the procedures of DTC and its participants in effect from time to time. The Trustee will initially act as Paying Agent for payments with respect to the Notes. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that the Company shall be required to maintain a Paying Agent in each Place of Payment for the Notes. Neither the Company nor the Trustee shall impose any service charge for any transfer or exchange of a Note. However, the Company may require Holders of the Notes to pay any taxes or other governmental charges in connection with a transfer or exchange of Notes. All moneys paid by the Company to a Paying Agent for the payment of principal, premium, interest, Redemption Price or Repurchase Price on Notes which remain unclaimed at the end of two years after such principal, premium, interest, Redemption Price or Repurchase Price has become due and payable will be repaid to the Company upon request, and the Holder of such Notes thereafter may look only to the Company for payment thereof.

(e) If any Interest Payment Date, Stated Maturity, earlier Redemption Date or repurchase date falls on a day that is not a Business Day in The City of New York, the Company shall make the required payment of principal, premium, interest, Redemption Price or Repurchase Price with respect to the Notes on the next succeeding Business Day as if it were made on the date payment was due, and no interest will accrue on the amount so payable for the period from and after that Interest Payment Date, Stated Maturity, earlier Redemption Date or repurchase date, as the case may be, to such next succeeding Business Day.

Section 1.03. Payment.

All payments of principal of, the Redemption Price and the Repurchase Price (if any) for and interest on the Notes will be payable in U.S. dollars.

Section 1.04. Relationship with Base Indenture.

The terms and provisions contained in the Base Indenture will constitute, and are hereby expressly made, a part of this Second Supplemental Indenture. However, to the extent any provision of the Base Indenture conflicts with the express provisions of this Second Supplemental Indenture, the provisions of this Second Supplemental Indenture will govern and be controlling.

ARTICLE 2

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 2.01. Definitions.

For all purposes of this Second Supplemental Indenture (except as herein otherwise expressly provided or unless the context of this Second Supplemental Indenture otherwise requires):

(a) any reference to an “Article” or a “Section” refers to an Article or a Section, as the case may be, of this Second Supplemental Indenture;

(b) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Second Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision;

(c) “including” means including without limitation;

(d) “dollars” and “$” refer to U.S. dollars

(e) unless otherwise provided, references to agreements and other instruments shall be deemed to include all amendments and other modifications to such agreements and instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of the Indenture; and

(f) unless otherwise provided in this Second Supplemental Indenture or in any Note, the words “execute,” “execution,” “signed” and “signature” and words of similar import used in or related to any document to be signed in connection with this Second Supplemental Indenture, any Note or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, the Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee pursuant to procedures approved by the Trustee.

The terms defined in this Section 2.01 (except as herein otherwise expressly provided or unless the context of this Second Supplemental Indenture otherwise requires) for all purposes of this Second Supplemental Indenture and of any indenture supplemental hereto have the respective meanings specified in this Section 2.01. All other terms used in this Second Supplemental Indenture that are defined in the Base Indenture, either directly or by reference therein (except as herein otherwise expressly provided or unless the context of this Second Supplemental Indenture otherwise requires), have the respective meanings assigned to such terms in the Base Indenture, as in force at the date of this Second Supplemental Indenture as originally executed; provided that any term that is defined in both the Base Indenture and this Second Supplemental Indenture shall have the meaning assigned to such term in this Second Supplemental Indenture.

“Additional Notes” has the meaning specified in Section 1.01(d).

“Additional Amounts” has the meaning specified in Section 6.05.

“Applicable Procedures” means, with respect to any transfer or transaction involving a Global Security or beneficial interest therein, the rules and procedures of the Depositary or DTC, in each case to the extent applicable to such transaction and as in effect from time to time.

“Attributable Debt” means the present value (discounted at the rate of 8.0% per annum compounded monthly) of the obligations for rental payments required to be paid during the remaining term of any lease of more than 12 months.

“Below Investment Grade Rating Event” means the rating on the Notes of a series is lowered in respect of a Change of Control and the Notes of such series are rated below Investment Grade by two of the three Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended until the ratings are announced if during the period beginning on the date of such public notice and ending on the 60th day following public notice of a Change of Control the rating of the Notes of such series is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Company in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event). The Company will request the Rating Agencies to make such confirmation in connection with any Change of Control and shall promptly deliver an Officers’ Certificate to the Trustee certifying as to whether or not such confirmation has been received or denied.

“Board of Directors” means:

•	with respect to a corporation, the board of directors of the corporation or a duly authorized committee thereof;

•	with respect to a partnership, the board of directors of the general partner of the partnership;

•	with respect to a limited liability company managed by the member or members, the managing member or members or any controlling committee of managing members thereof;

•	with respect to a limited liability company managed by a manager or managers, the manager or managers and any controlling committee of managers; and

•	with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Stock” of any Person means any and all shares, interests (including general or limited partnership interests, limited liability company or membership interests or limited liability partnership interests), participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, but in no event will Capital Stock include any debt securities convertible or exchangeable into equity.

“Change of Control” means the occurrence of the following:

•

the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the combined assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision); or

•

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision) (other than the Company or one of its Subsidiaries), becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act or any successor provision) of a majority of the Voting Stock in the Company or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; or

•

the Company consolidates with, or merges with or into, any “person” (as that term is used in Section 13(d) of the Exchange Act or any successor provision) or any such person consolidates with, or merges with or into, the Company, in either case, pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than pursuant to a transaction in which shares of the Company’s Voting Stock outstanding immediately prior to the transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person immediately after giving effect to such transaction, in each case, measured by voting power rather than number of shares; or

•	the adoption of a plan relating to the Company’s liquidation or dissolution.

“Change of Control Offer” has the meaning specified in 6.02(a).

“Change of Control Triggering Event” means the occurrence of a Change of Control and a Below Investment Grade Rating Event.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the series of Notes to be redeemed (assuming that such Notes matured on the applicable Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice.

“Comparable Treasury Price” means, with respect to any Redemption Date for a series of Notes, the average of the Reference Treasury Dealer Quotations for such Redemption Date or, if the Independent Investment Banker obtains only one Reference Treasury Dealer Quotation, such Reference Treasury Dealer Quotation.

“Consolidated Total Assets” means, with respect to any person as of any date, the amount of total assets as shown on the latest consolidated balance sheet of such person for the most recent fiscal quarter for which financial statements are available prepared in accordance with generally accepted accounting principles.

“Covenant Defeasance” has the meaning specified in Section 8.01.

“Credit Party Jurisdiction” means a jurisdiction where a Credit Party is incorporated or considered to be a resident for tax purposes, if other than the United States.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 3.01 hereof. Definitive Notes shall be substantially in the form of Section 3.02 hereto except that such Note shall not bear the Global Legend and shall not have the “Schedule of Increases and Decreases in Note” attached thereto.

“DTC” means The Depository Trust Company, a New York corporation.

“Event of Default” has the meaning specified in Section 4.01.

“Fitch” means Fitch Inc., or any successor thereto.

“Funded Debt” has the meaning specified in Section 6.04.

“Global Legend” has the meaning specified in Section 3.02.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Initial Notes” means Notes in an aggregate principal amount of up to $600,000,000 of the 2031 Notes and $700,000,000 of the 2051 Notes initially issued on July 26, 2021 under this Second Supplemental Indenture in accordance with Section 1.01(b).

“Interest Payment Date” has the meaning specified in Section 1.01(b).

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or Fitch (or its equivalent under any successor rating categories of Fitch) (or, in each case, if such Rating Agency ceases to rate the Notes for reasons outside of the Company’s control, the equivalent investment grade credit rating from any Rating Agency selected by the Company as a replacement Rating Agency).

“Make Whole Amount” means, with respect to (i) the 2031 Notes, 20 basis points and (ii) the 2051 Notes, 25 basis points.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Notes” has the meaning specified in Section 1.01(b).

“Par Call Date” means, with respect to (i) the 2031 Notes, June 2, 2031 and (ii) the 2051 Notes, March 2, 2051.

“Payor” has the meaning specified in Section 5.02.

“Permitted Liens” means (a) liens on any Principal Property or Voting Stock or profit participating equity interests of any Subsidiary existing at the time such entity becomes a direct or indirect Subsidiary of the Company or is merged into a direct or indirect Subsidiary of the Company (provided that such lien was not incurred in anticipation of such transaction and was in existence prior to such transaction) so long as such lien does not extend to any other property and the debt so secured is not increased, and purchase money mortgages and construction cost mortgages existing at or incurred within 360 days of the time of acquisition thereof, (b) statutory liens, liens for taxes or assessments or governmental liens not yet due or delinquent or which can be paid without penalty or are being contested in good faith, (c) liens in favor of a Credit Party, (d) liens existing on the first date on which any Notes issued under the Indenture are authenticated by the Trustee and (e) liens to secure any extension, renewal or replacement of any indebtedness for money borrowed (“Refinanced Debt”) secured by any pledge, mortgage, lien or other encumbrance referred to in the foregoing clauses (a) through (d), so long as (i) any such lien does not extend to any Principal Property, Voting Stock or profit participating equity interests that did not secure the indebtedness for money borrowed that is to be extended, renewed or replaced (the “Original Debt”) and (ii) the principal amount of the Refinanced Debt does not exceed the principal amount of the Original Debt, plus accrued and unpaid interest thereon together with any fees, premiums (including tender premiums) and expenses relating to such extension, renewal or replacement.

“Principal Property” means any building, structure or other facility (together with the land on which it is erected and fixtures comprising a part thereof) used primarily for manufacturing or research, owned or leased by the Company or any of its Subsidiaries and having a net book value which, on the date of the determination as to whether a property is a Principal Property is being made, exceeds 1% of Consolidated Total Assets, other than any such building, structure or other facility or portion thereof that the Board of Directors of the Company determines in good faith is not of material importance to the total business conducted or assets owned by the Company and its Subsidiaries as an entirety.

“Rating Agency” means:

•	each of Moody’s, S&P and Fitch; and

•

if any of Moody’s, S&P or Fitch ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) the Exchange Act selected by the Company as a replacement agency for Moody’s, S&P or Fitch, as the case may be.

“Reference Treasury Dealer” means each of BofA Securities, Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, or their respective affiliates which are primary U.S. Government securities dealers, and their respective successors; provided that if any of BofA Securities, Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, or such respective affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m. New York time on the third Business Day preceding such Redemption Date.

“Regular Record Date” with respect to any Interest Payment Date, means the February 15 and August 18 (whether or not a Business Day) immediately preceding the applicable March 2 and September 2 Interest Payment Date, respectively.

“Relevant Taxing Jurisdiction” has the meaning specified in Section 6.05.

“Repurchase Price” has the meaning specified in Section 6.02(a).

“Repurchase Price Payment Date” has the meaning specified in Section 6.02(c).

“Sale and leaseback transaction” is an arrangement between a Credit Party and any Person in which the Credit Party leases back for a term of more than three years a Principal Property that the Credit Party has sold or transferred to that Person.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., or any successor thereto.

“Stated Maturity” means September 2, 2031 for the 2031 Notes and September 2, 2051 for the 2051 Notes.

“Taxes” has the meaning specified in Section 6.05.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Voting Stock” of any person as of any date means the Capital Stock of such person that is ordinarily entitled to vote in the election of the Board of Directors of such person.

ARTICLE 3

SECURITY FORMS

Section 3.01. Form Generally.

(a) The Notes of each series shall be in substantially the form set forth in Section 3.02 of this Article 3, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with applicable tax laws or the rules of any securities exchange or Depositary therefor or as may, consistent herewith, be determined by the Officer executing such Notes, as evidenced by the execution thereof. All Notes shall be in fully registered form.

(b) The Notes shall be printed, lithographed or engraved on steel engraved borders or may be produced in any other manner, all as determined by the Officer of the Company executing such Notes, as evidenced by the execution of such Notes.

(c) Upon their original issuance, the Notes of each series shall be issued in the form of one or more Global Securities in definitive, fully registered form without interest coupons. Each such Global Security shall be duly executed by the Company, authenticated and delivered by the Trustee and shall be registered in the name of DTC as Depositary, or its nominees, and deposited with the Trustee, as custodian for DTC. Beneficial interests in the Global Securities will be shown on, and transfers will only be made through, the records maintained by DTC and its participants.

Section 3.02. Form of Note.

[FORM OF FACE OF NOTE]

THE FOLLOWING LEGEND SHALL APPEAR ON THE FACE OF EACH GLOBAL SECURITY FOR WHICH DTC IS TO BE THE DEPOSITARY (the “Global Legend”):

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE REFERRED TO ON THE REVERSE HEREOF. TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO THE DEPOSITORY TRUST COMPANY (“DTC”) OR ITS NOMINEE OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

[FORM OF [—]% SENIOR NOTE DUE 20[—]]

ROYALTY PHARMA PLC

[—]% SENIOR NOTE DUE 20[—]

No. _______	Principal Amount $_______
CUSIP NO. _______
ISIN NO. _______

Royalty Pharma plc, a limited liability company duly organized and existing under the laws of England and Wales (herein called the “Company”, which term includes any Successor Person under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of _______ U.S. dollars ($_______), or such other principal amount as shall be set forth in the Schedule of Increases and Decreases in Note attached hereto, on [—] (the “Maturity Date”) and to pay interest thereon, from July [—], 2021, or from the most recent Interest Payment Date to which interest has been paid or duly provided for to but excluding the next Interest Payment Date, which shall be [—] and [—] of each year, commencing [—], 2022 (each an “Interest Payment Date”), at the per annum rate of [—]% (the “Note Interest Rate”), until the principal hereof is paid or made available for payment.

For the purposes of this Note, the term “Business Day” means any day, other than a Saturday or Sunday, that is not a day on which banking institutions or trust companies are authorized or obligated by law, regulation or executive order to close in the place where the principal of and premium, if any, and interest on, or any Redemption Price or Repurchase Price of, the Notes are payable.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note is registered at the close of business on the Regular Record Date for such interest, which shall be the February 15 and August 18 (whether or not a Business Day) immediately preceding the applicable March 2 and September 2 Interest Payment Date. Except as otherwise provided in the Indenture, any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Note is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice of which shall be given to Holders of Notes not less than 10 days prior to the Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which such Notes may be listed, all as more fully provided in the Indenture. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Payment of principal of, and premium, if any, and interest on this Note and the Repurchase Price in connection with a Change of Control Triggering Event will be made at the Trustee, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. With respect to Global Securities, the Company will make such payments by wire transfer of immediately available funds to DTC, or its nominee, as registered owner of the Global Securities. With respect to Definitive Notes, the Company will make such payments, subject to surrender of such Note at the Trustee, except in the case of installments of interest, by wire transfer of immediately available funds to a United States Dollar account maintained in New York, New York to each Holder of an aggregate principal amount of Notes in excess of $5,000,000 that has furnished wire instructions in writing to the Trustee no later than 15 days prior to the relevant payment date. If a Holder of a Definitive Note (i) does not furnish such wire instructions as provided in the preceding sentence or (ii) holds $5,000,000 or less aggregate principal amount of Notes, the Company will make such payments by mailing or causing to be mailed a check to such Holder’s registered address.

The Notes constitute the direct, unconditional, unsecured and unsubordinated general obligations of the Company and shall at all times rank pari passu without any preference among themselves and with all other unsecured obligations of the Company, other than subordinated obligations of the Company and except for statutorily preferred obligations. The Notes are not redeemable prior to the Maturity Date, except as set forth on the reverse of this Note and will not be subject to any sinking fund.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Royalty Pharma plc

By:
Name:
Title:

Attest:

By:
Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: _______

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[FORM OF REVERSE OF NOTE]

1. Indenture. This Note is one of a duly authorized issue of securities of the Company designated as its “[—]% Senior Notes due 20[—]” (herein called the “Notes”), issued under a Second Supplemental Indenture, dated as of July 26, 2021 (the “Second Supplemental Indenture”), to an indenture, dated as of September 2, 2020 (as it may be amended or supplemented from time to time in accordance with the terms thereof, the “Base Indenture” and herein with the Second Supplemental Indenture, collectively, the “Indenture”), among the Company, Royalty Pharma Holdings Ltd. and Wilmington Trust, National Association, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantors, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. The aggregate principal amount of the Initial Notes Outstanding of this series at any time may not exceed $[—] in aggregate principal amount, except for, or in lieu of, other Notes of the series pursuant to Sections 304, 305, 306, 905 or 1107 of the Base Indenture and except for any Notes which, pursuant to Section 303 of the Base Indenture, are deemed never to have been authenticated and delivered. The Second Supplemental Indenture pursuant to which this Note is issued provides that Additional Notes of this series may be issued thereunder.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture. In the event of a conflict or inconsistency between this Note and the Indenture, the provisions of the Indenture shall govern.

2. Optional Redemption. Prior to [—], the Company may at its option redeem all or a part of the Notes upon not more than 60 days nor less than 10 days prior notice, at any time and from time to time, at a Redemption Price in cash equal to the greater of (i) 100% of the aggregate principal amount of any Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on any Notes being redeemed (exclusive of interest accrued to the date of redemption) from the date of redemption to [—], in each case discounted to the Redemption Date on a semi- annual basis (assuming a 360-day year of twelve 30-day months) at the Treasury Rate plus [—] basis points, plus in each case accrued and unpaid interest thereon to, but excluding, the date of redemption.

The Company shall give the Trustee and the Holders notice of the Redemption Price with respect to any redemption pursuant to the preceding paragraph as soon as practicable after the calculation thereof and the Trustee shall have no responsibility for such calculation.

On or after [—], the Company may at its option redeem all or a part of the Notes upon not more than 60 days nor less than 10 days prior notice, at a Redemption Price in cash equal to 100% of the aggregate principal amount of any Notes to be redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption. Any notice of any redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a securities offering or other corporate transaction.

3. Optional Tax Redemption. If, as a result of any amendment to, or change in, the laws (or any rulings, rules or regulations thereunder) of a Relevant Taxing Jurisdiction or any amendment to or change in an official interpretation or application of such laws, rulings, rules or regulations (including by virtue of a holding, judgment, order by a court or change in published administrative practice), which amendment or change becomes effective (or, in the case of an amendment or change in official interpretation or application, is announced) on or after July 15, 2021 (or in the case where a jurisdiction becomes a Relevant Taxing Jurisdiction after July 15, 2021, on or after the date such jurisdiction becomes a Relevant Taxing Jurisdiction under the Indenture) the relevant Payor would be obligated, after taking all reasonable measures available to it to avoid the requirement to pay Additional Amounts with respect to any series of Notes then, at the Company’s option, all, but not less than all, of this series of Notes may be redeemed at any time on giving not less than 10 nor more than 60 days’ notice to the Holders of such Notes, at a Redemption Price equal to 100% of the outstanding principal amount, plus accrued and unpaid interest and any Additional Amounts due thereon up to, but excluding, the date of redemption (subject to the right of Holders of record on the Regular Record Date to receive interest due on the relevant Interest Payment Date); provided, however, that (1) no notice of redemption for tax reasons may be given earlier than 90 days prior to the earliest date on which the relevant Payor would be obligated to pay these Additional Amounts if a payment on Notes of such series were then due, and (2) at the time such notice of redemption is given such obligation to pay such Additional Amounts remains in effect.

4. Change of Control Triggering Event. In the event of a Change of Control Triggering Event, unless the Company has exercised its option to redeem the Notes, the Company will make an offer to each Holder of Notes to repurchase all or any part of that Holder’s Notes at a Repurchase Price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest, if any, to but excluding the Repurchase Price Payment Date, pursuant to Section 6.02 of the Second Supplemental Indenture.

5. Global Security. If this Note is a Global Security, then, in the event of a deposit or withdrawal of an interest in this Note, including an exchange, transfer, redemption, repurchase or conversion of this Note in part only, the Trustee, as custodian of the Depositary, shall make an adjustment on its records to reflect such deposit or withdrawal in accordance with the Applicable Procedures.

6. Defaults and Remedies. If an Event of Default shall occur and be continuing, the specified aggregate principal of all the Notes of a series outstanding may be declared due and payable in the manner and with the effect provided in the Indenture. Upon payment of the amount of principal so declared due and payable, all obligations of the Company in respect of the payment of the principal of and interest on the Notes shall terminate.

No Holder of Notes of a series shall have any right to institute any proceeding, judicial or otherwise, with respect to the Indenture, or for the appointment of a receiver, assignee, trustee, liquidator or sequestrator (or similar official) or for any other remedy hereunder (except actions for payment of overdue principal of, and premium, if any, or interest on such Notes in accordance with its terms), unless (i) such Holder has previously given written notice to the Trustee of a continuing Event of Default with respect to such series, specifying an Event of Default, as required under the Indenture; (ii) the Holders of not less than 25% in aggregate principal amount of the Outstanding Notes of such series shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee under the Indenture; (iii) such Holder or Holders have offered to the Trustee indemnity or security satisfactory to it against the costs, expenses and liabilities to be incurred in compliance with such request; (iv) the Trustee has failed to institute any such proceeding for 60 days after its receipt of such notice, request and provision of indemnity or security (if so required); and (v) no direction inconsistent with such written request has been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of the Outstanding Notes of such series, it being understood and intended that no one or more of such Holders shall have any right in any manner whatever by virtue of, or by availing of, any provision of the Indenture to affect, disturb or prejudice the rights of any other of such Holders, or to obtain or to seek to obtain priority or preference over any other of such Holders or to enforce any right under the Indenture, except in the manner provided in the Indenture and for the equal and ratable benefit of all of such Holders.

The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal of, and premium, if any, or interest hereon, on or after the respective due dates expressed or provided for herein.

7. Amendment, Supplement and Waiver. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes of a series under the Indenture at any time by the Company and the Trustee with the written consent of the Holders of at least a majority in aggregate principal amount of the Outstanding Notes of such series. The Indenture also contains provisions permitting the Holders of specified percentages in aggregate principal amount of the Outstanding Notes of a series, on behalf of the Holders of all the Notes of a series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Note or such other Note. Certain modifications or amendments to the Indenture require the consent of the Holder of each Outstanding Note affected.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair (without the consent of the Holder hereof) the obligation of the Company, which is absolute and unconditional, to pay the principal of, premium, if any, and interest on this Note at the times, places and rate, and in the coin or currency, herein prescribed.

8. Registration and Transfer. As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note is registerable on the Security Register. Upon surrender for registration of transfer of this Note at the office or agency of the Company in a Place of Payment, the Company shall execute, and, upon Company Order, the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of the same series of any authorized denominations and of like tenor and principal amount. As provided in the Indenture and subject to certain limitations therein set forth, at the option of the Holder, this Note may be exchanged for one or more new Notes of the same series of any authorized denominations and of like tenor and principal amount, upon surrender of this Note at such office or agency. Upon such surrender by the Holder, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of the same series of any authorized denominations and of like tenor and principal amount. Every Note presented or surrendered for registration of transfer or for exchange shall be duly endorsed (if so required by the Company or the Trustee), or be accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed, by the Holder thereof or such Holder’s attorney duly authorized in writing. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Guarantors, the Trustee and any agent of the Company, a Guarantor or the Trustee may treat the Person in whose name such Note is registered as the owner thereof for all purposes (except as otherwise provided in the Indenture), whether or not such Note be overdue, and neither the Company, the Guarantors, the Trustee nor any agent of the Company, a Guarantor or the Trustee shall be affected by notice to the contrary.

9. Guarantee. As expressly set forth in the Base Indenture, payment of this Note is jointly and severally and fully and unconditionally guaranteed by the Guarantors that have become and continue to be Guarantors pursuant to the Indenture. Guarantors may be released from their obligations under the Indenture and their Guarantees under the circumstances specified in the Base Indenture.

10. Governing Law. THE INDENTURE, THIS NOTE AND THE GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM (= tenant in common)

TEN ENT (= tenants by the entireties (Cust))

JT TEN (= joint tenants with right of survivorship and not as tenants in common)

UNIF GIFT MIN ACT (= under Uniform Gifts to Minors Act )

Additional abbreviations may also be used though not in the above list.

SCHEDULE OF INCREASES AND DECREASES IN NOTE

ROYALTY PHARMA PLC

[—]% Senior Note due 20[—]

The initial principal amount of this Note is $___________. The following increases or decreases in this Note have been made:

Date	Amount of decrease in Principal Amount of this Note	Amount of increase in Principal Amount of this Note	Principal Amount of this Note following such decrease or increase	Signature of authorized officer of Trustee

ARTICLE 4

REMEDIES

Section 4.01. Events of Default.

“Event of Default” means, wherever used herein with respect to a series of the Notes, any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)	an Event of Default pursuant to Section 501 of the Base Indenture; or

(b)	the Company’s failure to pay the Repurchase Price when due in connection with a Change of Control Triggering Event.

ARTICLE 5

REDEMPTION OF SECURITIES

The provisions of this Article 5 apply solely with respect to the Notes and all references to Holders in this Article 5 shall be solely to Holders of the Notes. The Notes of each series shall be redeemable at the Company’s option prior to the Maturity Date in accordance with this Article 5, Section 6.02(h) and Article XI of the Base Indenture (as amended by this Article 5).

Section 5.01. Optional Redemption. Prior to the applicable Par Call Date, the Company may at its option redeem all or a part of any series of the Notes upon not more than 60 days nor less than 10 days prior notice, at any time and from time to time, at a Redemption Price in cash equal to the greater of (i) 100% of the aggregate principal amount of any Notes of such series being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest (exclusive of interest accrued to the date of redemption) on any Notes of such series being redeemed (assuming the Notes matured on the applicable Par Call Date), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year of twelve 30-day months) at the Treasury Rate plus the applicable Make-Whole Amount, plus in each case accrued and unpaid interest thereon to, but excluding, the Redemption Date (subject to the right of the Holders of record on the Regular Record Date to receive interest due on the relevant Interest Payment Date).

The Company shall give the Trustee and the Holders notice of the Redemption Price with respect to any redemption pursuant to the preceding paragraph as soon as practicable after the calculation thereof and the Trustee shall have no responsibility for such calculation.

On or after the applicable Par Call Date, the Company may at its option redeem all or a part of any series of the Notes upon not more than 60 days nor less than 10 days prior notice, at a Redemption Price in cash equal to 100% of the aggregate principal amount of any Notes to be redeemed plus accrued and unpaid interest on the principal amount of the Notes being redeemed to, but excluding, the Redemption Date (subject to the right of the Holders of record on the Regular Record Date to receive interest due on the relevant Interest Payment Date). Any notice of any redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a securities offering or other corporate transaction.

If the Company redeems one series of Notes, the Company will have no obligation to redeem any other series of Notes.

Section 5.02. Optional Tax Redemption.

(a) If, as a result of any amendment to, or change in, the laws (or any rulings, rules or regulations thereunder) of a Relevant Taxing Jurisdiction or any amendment to or change in an official interpretation or application of such laws, rulings, rules or regulations (including by virtue of a holding, judgment, order by a court or change in published administrative practice), which amendment or change becomes effective (or, in the case of an amendment or change in official interpretation or application, is announced) on or after July 15, 2021 (or in the case where a jurisdiction becomes a Relevant Taxing Jurisdiction after July 15, 2021, on or after the date such jurisdiction becomes a Relevant Taxing Jurisdiction under the Indenture) the Company, any Guarantor or any successor thereto, as applicable (each, a “Payor”) would be obligated, after taking all reasonable measures available to it to avoid the requirement to pay Additional Amounts then, at the Company’s option, all, but not less than all, of any series of Notes may be redeemed at any time on giving not less than 10 nor more than 60 days’ notice to the Holders of such Notes, at a Redemption Price equal to 100% of the outstanding principal amount, plus accrued and unpaid interest and any Additional Amounts due thereon up to, but excluding, the date of redemption (subject to the right of Holders of record on the Regular Record Date to receive interest due on the relevant interest payment date); provided, however, that (1) no notice of redemption for tax reasons may be given earlier than 90 days prior to the earliest date on which the relevant Payor would be obligated to pay these Additional Amounts if a payment on Notes of such series were then due, and (2) at the time such notice of redemption is given such obligation to pay such Additional Amounts remains in effect.

(b) Prior to the delivery of any notice of redemption to the Holders pursuant to this Section 5.02, the Company will deliver to the Trustee and the Paying Agent:

•

an Officers’ Certificate of the Company stating that the Company is entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent to the Company’s right to redeem have occurred, and

•

an opinion of tax counsel or an independent tax advisor, in either case reasonably satisfactory to the Trustee, stating that no later than the next succeeding date on which any amount is to be paid, the relevant Payor has or will become obligated to pay such Additional Amounts as a result of such amendment or change.

ARTICLE 6

PARTICULAR COVENANTS

Section 6.01. Liens. The Credit Parties shall not, and shall not permit any of their Subsidiaries to, create, assume, incur or guarantee any indebtedness for money borrowed (or any guaranty thereof) that is secured by a pledge, mortgage, lien or other encumbrance (other than Permitted Liens) on any Principal Property or any Voting Stock or profit participating equity interests of their respective Subsidiaries (to the extent of their ownership of such Voting Stock or profit participating equity interests) or any entity that succeeds (whether by merger, consolidation, sale of assets or otherwise) to all or any substantial part of the business of any of such Subsidiaries, without providing that the Notes of each series (together with, if the Credit Parties shall so determine, any other indebtedness of, or guarantee by, the Credit Parties ranking equally with each series of the Notes and existing as of the closing of the offering of the Notes or thereafter created) will be secured equally and ratably with or prior to all other indebtedness secured by such pledge, mortgage, lien or other encumbrance on the Principal Property or Voting Stock or profit participating equity interests of any such entities, unless after giving effect thereto the aggregate amount of all indebtedness for money borrowed (or any guaranty thereof) that is so secured, together with all Attributable Debt in respect of sale and leaseback transactions involving Principal Properties, would not exceed 15% of the Consolidated Total Assets of the Company. This Section 6.01 shall not limit the ability of the Credit Parties or any of their Subsidiaries to incur indebtedness or other obligations secured by liens on assets other than the Principal Property and the Voting Stock or profit participating equity interests of their respective Subsidiaries.

Section 6.02. Obligation to Offer to Repurchase Upon a Change of Control Triggering Event.

(a) If a Change of Control Triggering Event occurs, unless the Company has exercised its option to redeem any series of the Notes pursuant to Article 5 by giving notice of such redemption to the Holders of the Notes of such series pursuant to Section 1104 of the Base Indenture, the Company will make an offer to each Holder of Notes of such series to repurchase all or any part of that Holder’s Notes (the “Change of Control Offer”) at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but excluding, the date of purchase (the “Repurchase Price”).

(b) In connection with any Change of Control related to a Change of Control Triggering Event and any particular reduction in the rating on the Notes, the Company shall request from the Rating Agencies each such Rating Agency’s written confirmation that such reduction in the rating on the Notes was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of any Below Investment Grade Rating Event). The Company shall promptly certify to the Trustee as to whether or not such confirmation has been received or denied.

(c) Within 30 days following any Change of Control Triggering Event or, at the Company’s option, prior to any Change of Control, but after the public announcement of the Change of Control, the Company will give notice to each Holder of Notes, with a written copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is given (the “Repurchase Price Payment Date”). The notice shall, if given prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the payment date specified in the notice.

(d) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of the Notes by virtue of such conflict.

(e) On the Change of Control Triggering Event payment date, the Company will, to the extent lawful:

(i) accept for payment all Notes or portions of Notes properly tendered (and not validly withdrawn) pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the Repurchase Price in respect of all Notes or portions of Notes properly tendered (and not validly withdrawn); and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes of each series being purchased by the Company.

(f) The Paying Agent will promptly deliver to each Holder of Notes properly tendered the Repurchase Price for the Notes, and the Trustee will promptly, upon Company Order, authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note of the same series equal in principal amount to any unpurchased portion of any Notes surrendered; provided that each new Note representing any unpurchased portion of any Notes surrendered will be in a minimum principal amount of $2,000 and integral multiples of $1,000 in excess thereof.

(g) Notwithstanding the foregoing, the Company will not be required to make an offer to repurchase the Notes of a series upon a Change of Control Triggering Event if (i) a third party makes an offer in respect of such Notes in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer or (ii) the Company has given written notice of a redemption as provided under Section 1104 of the Base Indenture; provided that the Company has not failed to pay the applicable Redemption Price on the applicable Redemption Date.

(h) If Holders of not less than 90% in aggregate principal amount of the outstanding Notes of the applicable series validly tender and do not withdraw such Notes in an offer to repurchase such Notes upon a Change of Control Triggering Event and the Company, or any third party making such an offer in lieu of the Company, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right, upon not less than 10 days nor more than 60 days’ prior notice, provided that such notice is given not more than 30 days following the applicable Repurchase Price Payment Date pursuant to the offer described above, to redeem all Notes of such series that remain outstanding following such purchase on a date specified in such notice and at a price in cash equal to 101% of the aggregate principal amount of Notes to be redeemed plus any accrued and unpaid interest on the Notes to be redeemed to, but excluding, the Redemption Date specified in such notice.

Section 6.03. Financial Reports.

(a) For so long as the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall provide (or cause its Affiliates to provide) to the Trustee, unless available on the Commission’s Electronic Data Gathering, Analysis and Retrieval System (or successor system), within 15 days after the Company files the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Company may file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act. The Trustee may conclusively presume, and shall incur no liability in such presumption, that the Company has not filed any such reports, information, documents and other reports with the Commission that are not available on the Commission’s Electronic Data Gathering, Analysis and Retrieval System (or successor system) unless and until it shall have received written notice from the Company to the contrary.

(b) Delivery of such reports, information and documents to the Trustee shall be for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of the covenants contained in the Indenture (as to which the Trustee will be entitled to conclusively rely upon an Officers’ Certificate). The Trustee shall have no obligation to determine if and when the Company’s information is available on the Commission’s Electronic Data Gathering, Analysis and Retrieval System (or successor system) and the Trustee shall have no obligation to obtain any reports that are posted on the Commission’s Electronic Data Gathering, Analysis and Retrieval System (or successor system).

Section 6.04. Sale Leaseback Transactions. The Credit Parties and their Subsidiaries shall not enter into any sale and leaseback transaction involving any Principal Property, the acquisition or completion of construction and commencement of full operation of which has occurred more than 180 days prior thereto, unless (a) such Credit Party or such Subsidiary could incur a lien on such property under the restrictions described in Section 6.01 in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the Notes or (b) such Credit Party, within 180 days after the sale or transfer by the Credit Party, applies to the retirement of its pari passu indebtedness for borrowed money of a Credit Party having a maturity of, or by its terms extendible or renewable for, a period of more than 12 months after the date of determination of the amount thereof (“Funded Debt”) an amount equal to the greater of (i) the net proceeds of the sale of the Principal Property sold and leased pursuant to such arrangement or (ii) the fair market value of the Principal Property so sold and leased as determined by the Board of Directors of the Company; provided that the amount to be applied to the retirement of Funded Debt of the Company shall be reduced by the principal amount of any Notes having a maturity date more than 12 months after such sale or transfer delivered within 180 days after such sale or transfer to the Trustee for retirement and cancellation; provided, further, that no retirement referred to in this clause (b) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.

Section 6.05. Additional Amounts.

(a) All payments made by or on behalf of the Payor under, or with respect to, the Notes or any Guarantees will be made free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (collectively, “Taxes”) unless the withholding or deduction of such Taxes is then required by law or the official interpretation or administration thereof. If any deduction or withholding for, or on account of, any Taxes imposed, levied, collected or assessed by or on behalf of (1) the United Kingdom or any political subdivision or governmental authority thereof or therein having power to tax, (2) any jurisdiction from or through which payment on the Notes or any Guarantees is made on behalf of the Payor, or any political subdivision or governmental authority thereof or therein having the power to tax or (3) any other jurisdiction in which a Payor is organized, tax resident or engaged in business for tax purposes, or any political or governmental authority thereof or therein having the power to tax (each of clause (1), (2) and (3), a “Relevant Taxing Jurisdiction”) will at any time be required from any payments made with respect to the Notes or any Guarantees, including payments of principal, premium, if any, Redemption Price or interest, the Payor will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received by each Holder will equal the amounts that would have been received in the absence of such withholding or deduction; provided, however, that no such Additional Amounts will be payable with respect to:

1.

any Taxes that would not have been so imposed but for the existence of any present or former connection between the relevant Holder or beneficial owner and the Relevant Taxing Jurisdiction, including being or having been a citizen, resident, or national thereof or being or having been present or engaged in a trade or business therein or having or having had a permanent establishment therein (but excluding any connection arising merely from the receipt of such payment or the acquisition or ownership of such Note or enforcement of rights thereunder);

2.	any estate, inheritance, gift, sales, excise transfer or personal property or similar tax;

3.

any Taxes which are imposed, payable or due because the Notes are presented (where presentation is required) for payment more than 30 days after the date such payment was due and payable or was first provided for, whichever is later, except for Additional Amounts with respect to Taxes that would have been imposed had the Holder presented the Note for payment on the last day of such 30-day period;

4.

any Taxes that are imposed or withheld by reason of the failure of the Holder or beneficial owner of a Note to comply with any certification, identification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection of the Holder or such beneficial owner with the Relevant Taxing Jurisdiction or to make, any other claim or filing for exemption to which it is entitled if such compliance, making a claim or filing for exemption is required as a precondition to exemption from all or part of such Taxes but only to the extent the Holder or beneficial owner is legally entitled to provide such certification, identification, information or documentation or other requirement and provided that at least 30 days prior to the first payment date with respect to which such certification, identification, information or documentation or other requirement is required by the Company, the relevant Holder at that time has been notified that such payment will be subject to such Taxes (in accordance with the procedures set forth in the Indenture) by the Payor or any other person through whom payment may be made;

5.	any Taxes payable other than by deduction or withholding from payments under, or with respect to, the Notes or any Guarantees;

6.

any withholding or deduction that is imposed in connection with Sections 1471-1474 of the Code (and any successor provision to any of those Sections), and the U.S. Treasury regulations or any rulings thereunder (“FATCA”) and any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code (and any successor provision thereto), any intergovernmental agreement between the United States and any other jurisdiction implementing, or relating to, FATCA or any law, regulation or official guidance enacted or issued in any jurisdiction with respect thereto; or

7.	any combination of the above.

(b) No Additional Amounts will be payable with respect to any payment of principal of (or premium, if any, on) or interest on such Note or with respect to any payment on a guarantee to any Holder who is a fiduciary or any person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary or the beneficial owner of such payment would not have been entitled to the Additional Amounts had such beneficiary, settlor or beneficial owner held such Note directly.

(c) The Payor will (1) make any required withholding or deduction and (2) remit the full amount deducted or withheld to the applicable taxing authority in the Relevant Taxing Jurisdiction in accordance with applicable law. The Payor will use all reasonable efforts to obtain certified copies of tax receipts or other available documentation evidencing the payment of any Taxes so deducted or withheld from each Relevant Taxing Jurisdiction imposing such Taxes and will attach to each certified copy (or other evidence) an Officers’ Certificate stating the amount of such withholding Taxes paid per $1,000 principal amount of the Notes, copies of which shall be promptly delivered to the Trustee and each Paying Agent.

(d) Each Payor will pay any present or future stamp, court or documentary taxes or property taxes, charges or similar levies (including interest and penalties to the extent resulting from a failure by the Company to timely pay amounts due) that arise in any jurisdiction from the execution, delivery or registration of any Notes or any other document or instrument referred to therein (other than a transfer of the Notes), excluding any such taxes, charges or similar levies imposed by any jurisdiction that is not a Relevant Taxing Jurisdiction or any jurisdiction in which a Paying Agent is located, other than those resulting from, or required to be paid in connection with, the enforcement of the Notes or any other such document or instrument following the occurrence of any Event of Default with respect to the Notes.

(e) The foregoing obligations will survive any termination, defeasance or discharge of the Indenture and will apply mutatis mutandis to any Relevant Taxing Jurisdiction with respect to any Successor Person to a Payor.

(f) Any reference in the Indenture to principal, premium or interest in respect of the Notes of a series will be deemed also to refer to any Additional Amounts that may be payable with respect to such principal, premium or interest under the obligations referred to in this subsection.

Section 6.06. International Stock Exchange. The Company will apply to The International Stock Exchange Authority for each series of the Notes to be admitted to the Official List of The International Stock Exchange. The Company will notify the Trustee in writing in the event that the Notes are admitted for listing or de-listed from any exchange.

ARTICLE 7

SUPPLEMENTAL INDENTURES

Section 7.01. Supplemental Indentures without Consent of Holders of Notes.

Solely with respect to the Notes, Section 901(13) of the Base Indenture is hereby replaced in its entirety by the following:

“(13) to cure any ambiguity, to correct or supplement any provision of this Indenture which may be defective or inconsistent with any other provision herein provided that, no amendment to cure any ambiguity, defect or inconsistency in the Indenture or the Notes made solely to conform the Indenture or the Notes to the Description of Notes contained in the Company’s prospectus supplement dated July 15, 2021, to the extent that such provision in the Description of Notes was intended to be a verbatim recitation of a provision of the Indenture or the Notes, shall be deemed to adversely affect the interests of the Holders of any Notes in any material respect; and”

Section 7.02. Supplemental Indentures with Consent of Holders of Notes.

Solely with respect to the Notes, Section 902 of the Base Indenture is hereby replaced in its entirety by the following:

“With the consent of the Holders of not less than a majority in aggregate principal amount of the Outstanding Notes of a series affected by such supplemental indenture (including consents obtained in connection with a tender offer or exchange for the Notes), by Act of said Holders delivered to the Company, the Guarantors and the Trustee, the Company, the Guarantors and the Trustee may enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of such Notes under the Indenture; provided, however, no such supplemental indenture shall, without the consent of the Holder of each Outstanding Note of the series affected thereby:

(a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any series of Notes;

(b) reduce the principal amount of any Note which would be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to Section 502 of the Base Indenture, or reduce the rate of or extend the time of payment of interest on any series of Notes;

(c) reduce the Repurchase Price in connection with a Change of Control Triggering Event;

(d) reduce any premium payable upon the redemption of or change the date on which any series of Notes may or must be redeemed;

(e) change the coin or currency in which the principal of or premium, if any, or interest on any series of Notes is payable;

(f) change the date on which any series of Notes may or must be redeemed;

(g) impair the right of any Holder to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption or repayment, on or after the Redemption Date or a Repurchase Price Payment Date, as applicable);

(h) reduce the percentage in principal amount of the Outstanding Notes of a series the consent of whose Holders is required for modification or amendment of this Second Supplemental Indenture or the Base Indenture with respect to such series or the consent of whose Holders is required for any waiver (of compliance with provisions of the Base Indenture or this Second Supplemental Indenture or defaults thereunder and hereunder and their consequences) provided for in the Base Indenture and this Second Supplemental Indenture;

(i) modify any of the provisions of this 0 or Section 512 or Section 1005 of the Base Indenture, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Note of a series affected thereby; provided, however, that this clause shall not be deemed to require the consent of any Holder with respect to changes in the references to “the Trustee” and concomitant changes in this 0 and Section 1005 of the Base Indenture, or the deletion of this proviso, in accordance with the requirements of Sections 611 and 901(7) of the Base Indenture;

(j) subordinate the Notes of any series or any Guarantee of a Guarantor in respect thereof to any other obligation of the Company or such Guarantor;

(k) modify the terms of any Guarantee in a manner adverse to the Holders of any series of the Notes; or

(l) modify clauses (a) through (k) above.

It shall not be necessary for any Act of Holders under this 0 to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such Act shall approve the substance thereof.

A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of Securities other than the Notes of a series, or which modifies the rights of the Holders of Securities of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the Indenture of the Holders of any other series of the Notes.

In addition, the Holders of at least a majority in aggregate principal amount of the Outstanding Notes of a series may, on behalf of the Holders of all Notes of such series, and subject to and in accordance with the provisions of Section 1005 of the Base Indenture, waive compliance with the Credit Parties’ covenants described under Sections Section 6.01, 6.02 and 6.02 of this Second Supplemental Indenture and Article 8 and Section 1402 of the Base Indenture (other than any covenant, a modification to which under clause (e) of this 0 would require the consent of the Holder of each Outstanding Note of such series affected thereby).

ARTICLE 8

DEFEASANCE

Section 8.01. Covenant Defeasance.

Solely with respect to the Notes, Section 1303 of the Base Indenture is hereby replaced in its entirety by the following:

Upon the Company’s exercise of its option, if any, to have Section 1303 of the Base Indenture applied to the Notes, or if Section 1303 of the Base Indenture shall otherwise apply to the Notes, (1) the Company and the Guarantors shall be released from their respective obligations and any covenants provided pursuant to Article 6 (other than Section 6.05) of this Second Supplemental Indenture and Section 801 and Section 1402 of the Base Indenture and (2) the occurrence of any event specified in Section 501(4) of the Base Indenture with respect to Article 6 (other than Section 6.05 of this Second Supplemental Indenture) or Section 801 and Section 1402 of the Base Indenture shall be deemed not to be or result in an Event of Default, in each case with respect to the Notes and the related Guarantees on and after the date the conditions set forth in Section 1304 of the Base Indenture are satisfied (hereinafter called “Covenant Defeasance”). For this purpose, such Covenant Defeasance means that, with respect to the Notes and Guarantees thereof, each of the Company and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such specified Section, whether directly or indirectly by reason of any reference elsewhere herein or in the Base Indenture to any such Section or by reason of any reference in any such Section to any other provision herein or in the Base Indenture or in any other document, but the remainder of the Base Indenture, this Second Supplemental Indenture and such Notes and Guarantees thereof shall be unaffected thereby.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Execution as Supplemental Indenture.

This Second Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Base Indenture and, as provided in the Base Indenture, this Second Supplemental Indenture forms a part thereof in the manner and to the extent herein and therein provided; provided, however, that the provisions of this Second Supplemental Indenture apply solely with respect to the Notes.

Section 9.02. Not Responsible for Recitals or Issuance of Notes.

The recitals contained herein and in the Notes, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company and the Guarantors, as the case may be, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Second Supplemental Indenture or of the Securities or the Guarantees. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof. All of the provisions contained in the Base Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Notes and of this Second Supplemental Indenture as fully and with like effect as if set forth herein in full.

Section 9.03. Separability Clause.

In case any provision in this Second Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 9.04. Successors and Assigns.

All covenants and agreements in this Second Supplemental Indenture by the Company and the Guarantors shall bind their respective successors and assigns, whether so expressed or not. All agreements of the Trustee in this Second Supplemental Indenture shall bind its successors and assigns, whether so expressed or not.

Section 9.05. Execution and Counterparts.

This Second Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 9.06. Governing Law.

This Second Supplemental Indenture and the Notes shall be governed by, and construed in accordance with, the law of the State of New York.

Section 9.07. Submission to Jurisdiction.

The Company and the Guarantors hereby submit to the exclusive jurisdiction of the U.S. federal and New York state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Second Supplemental Indenture, the Notes, the Guarantees or the transactions contemplated hereby or thereby. The Company and the Guarantors waive any objection which it may now or hereafter have to the laying of venue of any such suit or proceeding in such courts. Each of the Company and the Guarantors agrees that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Company and each Guarantor, as applicable, and may be enforced in any court to the jurisdiction of which Company or the Guarantor is subject by a suit upon such judgment. The Company and the Guarantors irrevocably appoint CSC North America, with its principal office as of the date of this Second Supplemental Indenture located at 251 Little Falls Drive, Wilmington, DE 19808, as its authorized agent in the Borough of Manhattan in The City of New York upon which process may be served in any such suit or proceeding, and agrees that service of process upon such authorized agent, and written notice of such service to the Company or any such Guarantor, as the case may be, by the person serving the same to the address provided in Base Indenture, shall be deemed in every respect effective service of process upon the Company and such Guarantor in any such suit or proceeding. The Company and the Guarantors hereby represent and warrant that such authorized agent has accepted such appointment and has agreed to act as such authorized agent for service of process. The Company and the Guarantors further agree to take any and all action as may be necessary to maintain such designation and appointment of such authorized agent in full force and effect until at least one year after all of the Notes are no longer Outstanding.

Section 9.08. Waiver of Immunity. To the extent that the Company and the Guarantors may acquire any immunity (sovereign or otherwise) from jurisdiction of any court of (i) England and Wales, (ii) the United States or the State of New York, (iii) any jurisdiction in which it owns or leases property or assets or from any legal process (whether through service of notice, attachment prior to judgment, attachment in aid of execution, execution, set-off or otherwise) with respect to themselves or their respective property and assets or this Second Supplemental Indenture, the Notes or the Guarantees, each of the Company and the Guarantors hereby irrevocably waives such immunity in respect of its obligations under this Second Supplemental Indenture, the Notes and the Guarantees to the fullest extent permitted by applicable law.

Section 9.09. Jury Trial Waiver. EACH OF THE COMPANY, THE INITIAL GUARANTOR, THE TRUSTEE AND THE HOLDERS, BY THEIR ACCEPTANCE OF THE NOTES, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SECOND SUPPLEMENTAL INDENTURE, THE NOTES OR THE GUARANTEES.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed all as of the day and year first above written.

Royalty Pharma plc

By:	/s/ George Lloyd
Name: George Lloyd
Title: General Counsel

Royalty Pharma Holdings Ltd.

By:	/s/ George Lloyd
Name: George Lloyd
Title: Director

[Signature Page to Second Supplemental Indenture]

Wilmington Trust, National Association, as Trustee

By:	/s/ Quinton M. DePompolo
Name: Quinton M. DePompolo
Title: Banking Officer

[Signature Page to Second Supplemental Indenture]